Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 16, 2005, with respect to the consolidated balance sheets of The Titan Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, cash flows, and financial statement schedule for each of the years in the three-year period ended December 31, 2004, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the Form S-3 registration statement of L-3 Communications Holdings, Inc.

Our report on the consolidated financial statements states that on January 1, 2002, the Company changed its method of accounting for goodwill.

/s/ KPMG LLP

San Diego, California
November 21, 2005